Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4/A of Regal Beloit Corporation and the related joint proxy statement/prospectus-information statement of Regal Beloit Corporation and Rexnord Corporation for the registration of Regal Beloit Corporation common stock and to the incorporation by reference therein of our reports dated February 16, 2021, with respect to the consolidated financial statements of Rexnord Corporation, and the effectiveness of internal control over financial reporting of Rexnord Corporation, included in its Transition Report (Form 10-KT) for the nine months ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

June 30, 2021